April 26, 2011

Heidi Kalenuik
2055 Queens Avenue,

West Vancouver, B.C. V7V 2X8

Dear Heidi:

Re: Employment Agreement

This letter sets out the terms and conditions upon which Lake Victoria Mining Company, Inc. (the “Company”) is prepared to employ you. Please review the terms carefully; should you have any questions, David Kalenuik or Ming Zhu, would be happy to discuss them with you. By signing this letter agreement, you are confirming your agreement to the following terms and conditions.

1.	Work Hours and Duties

(a)	You will carry out the duties and responsibilities of the position of Secretary Treasurer and Supervisor of Operations, as set out in the job description attached as Schedule A.

(b)	You will report directly to the President and subsequently the Board of Directors of the Company.

(c)

Your start date will be April 1, 2011. Your working hours will be fairly flexible, due to your responsibilities that involve interacting with the Company’s Africa office, but, the Company will expect your availability during regular business hours, Monday to Friday, excluding statutory holidays on which the Company’s offices are closed and your approved vacation days.

(d)	The operational requirements of the Company may require amendment to your job description from time to time. Where practicable, you will be consulted prior to any such change being made.

2.	Salary and Benefits

(a)	You are entitled to a one-time bonus in the amount of $1000, subject to all required tax withholdings, statutory and other deductions, payable upon signing this Agreement.

(b)	Your salary will be $102,000 Canadian dollars per year (“Salary”).

(c)

Your Salary will be paid in accordance with the Company’s standard salary payment schedule and is subject to source deductions and other deductions required to be deducted and remitted under applicable provincial or federal laws, for income tax, Canada Pension Plan contributions and Employment Insurance.

(d)

A performance and Salary review will take place annually. Your Salary is also subject to review in the event of a material alteration of your work duties or transfer to a different position or alternative work location.

(e)

In addition to your Salary, you will be required to participate in the benefits specified in the Company’s standard employee benefits plan, including Medical Services Plan, extended health insurance and dental insurance, long term disability insurance, group life insurance and retirement plan (“Employee Benefits”). Your portion of such benefits will be deducted from your Salary. Employee Benefits are provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Employee Benefits will be governed by the terms of such documents or policies establishing the benefits in issue. The Employer reserves the unilateral right to revise the terms of the Employee Benefits or to eliminate any Employee Benefits altogether.

(f)	You are eligible for up to five (5) paid sick days per calendar year.

3.	Vacation

(a)	You will be entitled to earn the following annual vacation:

(i)	Up to four (4) weeks vacation each year, during your first two years of employment;

(ii)	Up to five (5) weeks vacation each year, during the third, fourth and fifth years of your employment; and

(iii)	Up to five (5) weeks vacation each year you are employed thereafter.

(b)	The vacation anniversary date for all employees is March 31st of each year. You will be eligible for 28 days of paid vacation to March 31, 2012.

(c)

In the event you have requested that the Company grant you more paid vacation than you have earned at the time such vacation is taken (“Advanced Vacation”), and you resign or your employment is terminated prior earning the Advanced Vacation, you agree that the Company may deduct the Advanced Vacation pay from your final cheque.

(d)	The timing of your vacation will be subject to approval of the Company, acting reasonably.

(e)

You are encouraged to take your vacation each year so that you have an opportunity to rest and maintain a healthy and productive lifestyle. Unless the Company specifically agrees otherwise, your vacation time will not be cumulative from year to year, and vacation pay for vacation earned but not taken will be paid out to you at the end of each calendar year.

4.	Travel and Expenses

(a)

Your principal place of business in the performance of your duties and responsibilities under this Agreement will be in Vancouver, British Columbia. You will however engage in such travel and spend such time in other places as may be necessary or appropriate in furtherance of your duties and responsibilities as determined by the Company.

(b)

You will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and responsibilities, in accordance with policies formulated by the Company from time to time. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to the Company within 30 days after the date the expenses are incurred. If you are required to use your personal vehicle for Company business, the Company will reimburse you for your vehicle expenses by paying a “mileage” rate per kilometer.

5.	Equipment

The Company will supply all equipment reasonably necessary for the performance of your duties under this letter agreement. All such equipment is property of the Company and must be returned to the Company upon any termination of your employment. This paragraph will survive any termination of this letter agreement.

6.	Acknowledgements

You acknowledge that:

(a)

you owe a duty of good faith and honesty to the Company and that you will well and faithfully serve the Company in harmony with its published Code of Ethics, promote its interests and devote the whole of your working time, attention and energy to the business and the affairs of the Company;

(b)	you will use your best efforts to perform your employment duties competently and efficiently under the direction of the Company; and

(c)

during your employment, you will be exposed to and will have an opportunity to learn and otherwise become aware of Confidential Information, and you understand that during or after the termination of your employment, you may not use or disclose this Confidential Information without the Company’s consent. For the purposes of this letter agreement, “Confidential Information” means all non- public information or data (whether oral, in writing or in electronic form) concerning the Company and its parent, subsidiary and related companies, including but not limited to information relating to books of business, ideas, techniques, processes, know-how, trade and business secrets, research, data, computer software, lists of present and prospective customers, lists of suppliers, purchase requirements, commission formulae, sales policies and concepts, financial information, business plans, forecasts, market strategies, pricing and sales policies and concepts, and confidential information belonging to third parties which the Company has an obligation to hold in confidence.

The provisions of this paragraph 6 will survive any termination of this letter agreement.

7.	Policies

You understand and agree that the Company maintains or may maintain certain policies that relate to your employment. These policies include or may include working conditions and general rules and procedures regarding the Company and its relations with or obligations to its customers and clients. You agree that the Company has the right to change these policies from time to time and that, in doing so, the Company will not be in breach of this letter agreement. You also agree to be bound by all policies, rules and procedures implemented or maintained by the Company from time to time.

8.	Termination

(a)	Your employment with the Company may be terminated at any time in the following manner and in the following circumstances:

(i)	whenever the Company and you mutually agree in writing to terminate this letter agreement;

(ii)	by you by providing the Company with 8 weeks’ notice;

(iii)	by the Company for just cause without notice or any payment in lieu of notice; and

(iv)

by the Company for just cause without notice or any payment in lieu of notice with just cause being any breach of 6.(a), (b) or (c); if you become bankrupt, commit an act of bankruptcy, file for any form of bankruptcy or creditor protection, is adjudicated bankrupt, make a proposal to creditors or otherwise seeks any form of bankruptcy or creditor protections; if you commit a criminal or securities violation that you are subsequently charged and convicted for; and

(v)	by the Company without cause upon giving you written notice or salary in lieu thereof.

(b)

You understand and agree that, if upon termination without cause pursuant to section 8(a)(v) and the Company elects to pay salary in lieu of notice, your employment may be terminated immediately. In the event that your employment is terminated by the Company without cause, you will be entitled to notice, or pay in lieu of notice, or a combination of both (“Severance”), as determined by the Company in its sole discretion, as follows:

(i)	If you are terminated anytime within the first 365 days from the commencement date of this employment agreement with the Company, you will be entitled to twelve (12) months Severance;

(ii)	If you are terminated after completing 12 months of employment from the commencement date of this employment agreement, you will be entitled to eighteen (18) months Severance; and

The notice and payment in lieu provisions set out above are inclusive of and not in addition to any notice or payment in lieu of notice to which you may be entitled under the Employment Standards Act, R.S.B.C. 1996, c. 113 and amendments thereto. In no case shall you receive less notice or payment in lieu of notice than that to which you are entitled under the Employment Standards Act. If you are entitled to a greater period of notice or payment in lieu of notice pursuant to the Employment Standards Act, such notice or payment shall constitute your full entitlement under this agreement.

(c)

Upon termination of your employment, you will promptly return to the Company all Company property and Confidential Information in your possession or control pertaining to the business or affairs of the Company, including any keys, pass cards, identification cards or other property belonging to the Company. The provisions of this paragraph 8(c) will survive any termination of this letter agreement.

(d)

Bonus and Stock Options: The employee will be eligible to be issued a bonus based on performance and, additionally, to participate in any stock option or other equity compensation plan adopted by Company during the term of this Agreement and applicable to other employees at the employee’s level (the “Plan”). The number of options, vesting schedule, exercise price, and all other terms and conditions of the stock options shall be set forth in an option agreement pursuant to the applicable plan and shall be commensurate with employee’s position, as determined by the Plan Administrator charged with administering the Plan in behalf of the Board of Directors, in its sole discretion. The Company may, consistent with its obligations under such a plan or plans, amend or discontinue any or all stock option plans at any time. Contingent upon employee executing this Agreement and as part of the consideration for employee’s services and being bound by the obligations set forth herein, the Company will grant the employee upon the completion of twelve (12) months of the date hereof and annually on the anniversary each and every year that follows, during the employee’s continuous employment, upon an annual review, an option to purchase additional shares of the Company’s restricted common stock, which shall be subject to the terms and conditions set forth in this the Stock Option Agreement(s) attached hereto as Exhibit A. Employee understands and acknowledges that such option cannot be exercised unless and until the issuance of the option has been approved by the Company’s Board of Directors.

If you are prepared to accept employment with the Company on these terms, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated and return one copy to us.

Yours very truly,

Lake Victoria Mining Company, Inc.

Per: /s/ David Kalenuik
       David Kalenuik, President and CEO

ACCEPTED AND AGREED TO THIS 26th DAY OF APRIL, 2011. I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF EMPLOYMENT SET OUT IN THIS LETTER AGREEMENT. I HAVE BEEN GIVEN FULL OPPORTUNITY TO CONSULT ANY ADVISORS I DEEMED NECESSARY.

/s/ Heidi Kalenuik
Heidi Kalenuik

SCHEDULE A

SECRETARY TREASURER AND SUPERVISOR OF OPERATIONS

Description of Duties and Responsibilities

Liaise with the President and CFO to ensure that Company records and filing are kept current and liaise with bankers and investors to maintain a positive corporate image
Assist in the structure and direction of the preparation of budgets with respect to field and operational activities within Tanzania and North American operations
Ensure the Board's financial policies are being followed and adhered to
Monitor and approve budgets
Maintain all corporate bank accounts – North American and Tanzanian
Oversee all financial transactions and manage Company daily cash balances, forecasting cash calls/payments to ensure that the company's cash flow is adequate to allow it to operate effectively and unencumbered
Complete on time payments to our vendors
Identify ways to enhance the company’s procedures and operations to make them more productive by providing new effective methods in its business operations and management
Ensure proper inventory and equipment controls are in place
Develop recruiting and interview/screening processes for new employees
Establish employment standards and procedures for employees
Supervise and evaluate employees/managers and monitor their job performance
Provide direction to employees on specific job tasks, resolve problems/issues concerning employees work performance, work schedules and conflicts
Keep current with the financial and industry developments
Attend and participate in Board of Directors and senior management meetings
Make presentations to the company and investors